Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (File No. 333‑204449) of the Kearny Bank Employees’ Savings Plan of our report dated June 23, 2023, relating to the financial statements as of and for the year ended December 31, 2022, which appears in this annual report on Form 11‑K for the year ended December 31, 2023.
/s/ Baker Tilly US, LLP
Pittsburgh, Pennsylvania
June 21, 2024